                       WACHOVIA BANK NATIONAL ASSOCIATION
                             FUND CUSTODY AGREEMENT

                                Table of Contents

Paragraph                                                                   Page

                                      -1-

35.      Additional Portfolios................................................26
36.      Miscellaneous........................................................26

ATTACHMENT A      Fees

ATTACHMENT B      Authorized Persons

ATTACHMENT C      Portfolios of the Fund

EXHIBIT A         Provision of Additional Information

EXHIBIT B         Eligible Securities Depositories

EXHIBIT C         List of Foreign Markets

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                             FUND CUSTODY AGREEMENT

         THIS AGREEMENT is made as of October 25, 2005, by and between TORTOISE
NORTH AMERICAN ENERGY CORP, a closed end investment management company (the
"Fund"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association
("Wachovia").

1.   Definitions.

     "Authorized Person" means the Fund's President, Vice-President, Treasurer and any other person, whether or not that person is an officer or employee of the Fund, duly authorized by the Directors of the Fund to give Proper
Instructions on behalf of the Fund and listed on Attachment B hereto, which may be amended from time to time in writing.

     "Board" means the board of directors, as applicable, of the Fund.

     "Book-Entry System" shall mean the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees.

     "Business Day" shall mean any day on which Wachovia, the Book-Entry System, and relevant Depositories are open for business.

     "Country Risks" means the systemic risks arising from holding Foreign
Assets in a particular country, including those arising from a country's financial infrastructure, prevailing custody and settlement practices;
expropriation, nationalization or other governmental actions; and laws applicable to the safekeeping and recovery of assets held in custody in such country.

     "Depository" shall include the Book-Entry System, the Depository Trust
Company, any other domestic Securities Depository, book-entry system or clearing agency registered with the SEC or its successor or successors and its nominee or nominees, and any other entity permitted to hold Securities under 1940 Act Rule
17f-4, and shall also mean any other registered clearing agency that acts as a
Securities Depository, its successor or successors, specially identified in a certified copy of a resolution of the Fund's Directors or Trustees approving deposits by Wachovia therein. Wachovia shall hold Securities through a
Depository only if (a) the Depository and any of its creditors may not assert any right, charge, security interest, lien, encumbrance or other claim of any kind to Securities except a claim of payment for their safe custody or administration, and (b) beneficial ownership of Securities may be freely transferred without the payment of money or value other than for safe custody or administration.

     "Eligible Foreign Custodian" means an Eligible Foreign Custodian as defined in Rule 17f-5(a)(1) under the 1940 Act or any other entity that the SEC qualifies as such by exemptive order, no-action relief, rule or other appropriate SEC action.

     "Eligible Securities Depository" means an Eligible Securities Depository as defined in section (b)(1) of Rule 17f-7 under the 1940 Act or that has otherwise been made exempt pursuant to an SEC exemptive order.

     "Foreign Assets" means any Portfolio's investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Portfolio's transactions in such investments.

     "Foreign Custody Manager" means a Foreign Custody Manager as defined in
Rule 17f-5(a)(3) under the 1940 Act.

     "Foreign Market" means each market so identified in Exhibit C hereto.

     "Portfolio" means each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets.

     "Proper Instructions" shall mean any notices, instructions or other instruments in writing Wachovia receives from an Authorized Person or from a person Wachovia reasonably believes to be an Authorized Person by letter, telex, facsimile transmission, Wachovia's on-line communication system, or any other method whereby Wachovia is able to verify with a reasonable degree of certainty the identity of the sender of the communications or the sender is required to provide a password or other identification code. Oral instructions will be considered Proper Instructions if Wachovia reasonably believes that an
Authorized Person has given the oral instructions. The Fund shall cause all oral instructions to be confirmed in writing. Proper Instructions that conflict with earlier Proper Instructions will supersede earlier Instructions unless Wachovia has already acted in reliance on the earlier Instructions.

     "Property" shall mean any and all Securities, cash, and other property of the Fund which the Fund may from time to time deposit, or cause to be deposited, with Wachovia or which Wachovia may from time to time hold for the Fund; all income of any Securities or other property; all proceeds of the sales of any
Securities or other property; and all proceeds of the sale of securities issued by the Fund, which Wachovia receives from time to time from or on behalf of the
Fund.

     "Rule 17f-5" means ss.270.17(f)-5 under the 1940 Act, as amended from time to time.

     "Rule 17f-7" means ss.270.17(f)-7 under the 1940 Act, as amended from time to time.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities" shall include, without limitation, any common stock and other equity securities; bonds, debentures and other debt securities; forwards, swaps, futures, derivatives, mortgages or other obligations; and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Securities Depository, Eligible Foreign Custodian, or
Eligible Securities Depository).

     "Securities Depository" means any securities depository as defined in Rule
17f-4(c).

     "U.S. Bank" means a U.S. bank as defined in Rule 17f-5(a)(7) under the 1940
Act.

     "Wachovia " shall include any office, branch or subsidiary of Wachovia
Bank, National Association, and shall include any banking or trust institution which acquires substantially all of the assets of Wachovia Bank, National
Association or into which Wachovia Bank, National Association is merged or consolidated.

     "1940 Act" means the Investment Company Act of 1940, as amended.

2.   Appointment.

     a. Appointment as Custodian. The Fund is registered as a closed-end management investment company under the 1940 Act, and the Fund desires to retain
Wachovia to serve as the Fund's custodian and Wachovia is willing to furnish these services. The Fund hereby appoints Wachovia to act as custodian of its
Securities, cash and other Property on the terms set forth in this Agreement.
Wachovia accepts this appointment and agrees to furnish the services set forth below for the compensation as provided in Paragraph 27 of this Agreement.

     b. Appointment as Foreign Custody Manager. The Fund hereby appoints
Wachovia as a Foreign Custody Manager to perform the responsibilities set forth in Paragraph 8 with respect to Foreign Assets, and Wachovia hereby accepts such appointment as a Foreign Custody Manager of the Fund.

3.   Delivery of Documents. The Fund will promptly furnish to Wachovia copies, properly certified or authenticated, of contracts, documents and other related information that Wachovia may request or requires to properly discharge its duties. These documents may include but are not limited to the following:

     a. Resolutions of the Fund's Directors authorizing the appointment of
Wachovia as custodian of the Property of the Fund and approving this Agreement;

     b. Incumbency and signature certificates identifying and containing the signatures of the Fund's Authorized Persons;

     c. The Fund's most recent prospectus including all amendments and supplements thereto (the "Prospectus").

     The Fund will furnish Wachovia from time to time with copies of all amendments of or supplements to the foregoing, if any. The Fund also will furnish Wachovia with a copy of the opinion of counsel for the Fund on the validity of the shares of common stock or units of beneficial interest (the
"Shares") of the Fund and the status of the Shares under the 1933 Act, and under any other applicable federal law or regulation.

     d. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each client who opens an account.

4.   Delivery and Registration of the Property. The Fund will deliver or cause to be delivered to Wachovia all Property it owns, including cash received for the issuance of its Shares, at any time during the period of this Agreement, except for Securities and monies to be delivered to any subcustodian appointed pursuant to Paragraph 7. Wachovia will not be responsible for Securities and monies until Wachovia or any subcustodian actually receives them. All Securities delivered to Wachovia or to any subcustodian, Eligible Foreign Custodian, or
Eligible Securities Depository (other than in bearer form) shall be registered in the name of the Fund or in the name of a nominee of the Fund, in the name of
Wachovia or any nominee of Wachovia (with or without indication of fiduciary status), in the name of any subcustodian or any nominee of a subcustodian appointed pursuant to Paragraph 7, any Eligible Foreign Custodian used pursuant to Paragraph 8, or any Eligible Securities Depository used pursuant to Paragraph
9, or shall be properly endorsed and in form for transfer satisfactory to
Wachovia.

5.   Voting and Other Rights.

     a. The Fund shall exercise voting and other rights and powers for all
Securities, however registered. Wachovia's only duty shall be to mail for delivery on the next Business Day to the Fund any documents received, including proxy statements and offering circulars, with any proxies executed by the nominee for Securities registered in a nominee name. Wachovia reserves the right to provide any documents received, or parts thereof, in the language received.
The Fund acknowledges that in certain countries Wachovia may be unable to vote individual proxies but be able only to vote proxies on a net basis. Wachovia shall vote or cause proxies to be voted only as expressly directed in writing pursuant to Proper Instructions of the Fund's Authorized Person. In the absence of Proper Instructions, neither Wachovia nor any subcustodian shall vote or cause proxies to be voted, and they shall expire without liability to Wachovia.
Wachovia will not advise the Fund or act for the Fund in any legal proceedings, including bankruptcies, involving Securities the Fund holds or previously held or the issuers of these Securities, except as the Fund and Wachovia expressly agree upon in writing.

     b. Wachovia shall transmit promptly to the Fund all written information
(including, without limitation, pendency of calls and maturities of Securities and expirations of rights in connection therewith and notices of exercise of call and put options the Fund writes and the maturity of futures contracts the
Fund purchases or sells) Wachovia receives from issuers of the Securities the
Fund holds, or from an Eligible Foreign Custodian or Eligible Securities
Depository holding Foreign Assets of the Fund. For tender or exchange offers,
Wachovia shall transmit promptly by facsimile to the Fund all written information Wachovia receives from issuers of the Securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer, or from an Eligible Foreign Custodian or Eligible Securities
Depository holding Foreign Assets of the Fund. If the Fund desires to take action on any tender offer, exchange offer or any other similar transaction, the
Fund shall notify Wachovia at least three business days before the date on which
Wachovia is to take action (five business days if the tender offer, exchange offer, or other similar transaction involves a Foreign Asset) or upon the date the Fund first receives the notification, if later. Absent Wachovia's failure to promptly

transmit such written information that it has received to the Fund, or absent
Wachovia's timely receipt of Proper Instructions, Wachovia shall not be liable for failure to take any action relating to or to exercise any rights the
Securities confer.

     c. Wachovia shall promptly notify the Fund of any rights or discretionary actions or of the date or dates by when the rights must be exercised or action must be taken provided that Wachovia has received, from the issuer, from persons making a tender or exchange offer, or from an Eligible Foreign Custodian or
Eligible Securities Depository, or otherwise, timely notice of rights, discretionary corporate action, or dates. Absent actual receipt of this notice,
Wachovia shall have no liability for failing to so notify the Fund.

     d. Wachovia shall retain shares with respect to tender offers for less than
5% of outstanding shares at less than 99% of the current market value, without obligation to provide notice of such offers.

6.   Receipt and Disbursement of Money

     a. Wachovia shall open and maintain a custody account for the Fund (the
"Account") subject only to draft or order by Wachovia acting pursuant to the terms of this Agreement, and shall hold in the Account, subject to the provisions in this Paragraph 6, all cash it receives by or for the Fund, other than cash the Fund maintains in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act. Wachovia shall make payments of cash to, or for the account of, the Fund from cash only (i) for the purchase of
Securities against delivery of such Securities except as provided in Paragraph
10; (ii) in the case of a purchase of Securities effected through a Book-Entry
System or Securities Depository, in accordance with the conditions set forth in
Paragraph 18; (iii) in the case of repurchase agreements entered into between the Fund and Wachovia, or another bank, or a broker-dealer which is a member of
The National Association of Securities Dealers, Inc. ("NASD"), either (a)
against delivery of the Securities either in certificate form or through an entry crediting Wachovia's account at the Federal Reserve Bank with the
Securities or (b) against delivery of the receipt evidencing the Fund's purchase of Securities Wachovia owns along with written evidence of Wachovia's agreement to repurchase the Securities from the Fund; (iv) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign; the transfer may be effected before receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund; (v) for the payment of dividends or other distributions on shares declared pursuant to the governing documents of the Fund, or for the payment of interest, taxes, administration, distribution or advisory fees or expenses which the Fund is to bear under the terms of this Agreement, any Advisory Agreement, or any distribution or administration agreement; (vi) for payments in connection with the conversion, exchange or surrender of Securities the Fund owns or subscribes to and Wachovia holds or is to deliver ; (vii) to a subcustodian pursuant to Paragraph 7; (viii)
for common expenses the Fund incurs in the ordinary course of its business, including but not limited to printing and mailing expenses, legal fees, accountants' fees, exchange fees; or (ix) for any other proper purpose, but only upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board or of the Executive Committee of the Fund signed by an officer of the Fund and certified by its Secretary or an Assistant Secretary, specifying the amount of the payment, setting forth the purpose for which the payment is to be made, declaring the purpose to be a proper purpose, and naming the person or persons to whom

the payment is to be made.

     b. Wachovia is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Fund.

7.   Receipt and Delivery of Securities.

     a. Except as provided in this Paragraph 7 and Paragraphs 8 and 9, Wachovia shall hold and segregate (physically, where Securities are held in certificate form) all Securities and non-cash Property it receives for the Fund. Wachovia will hold or dispose of all Securities and non-cash Property for the Fund pursuant to the terms of this Agreement. In the absence of Proper Instructions accompanied by a certified resolution of the Fund's Board authorizing the specific transaction, Wachovia shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any Securities and other Property, except in accordance with this Agreement. In no case may any director, trustee, officer, employee or agent of the Fund withdraw any
Securities. Wachovia may, at its own expense, employ subcustodians for the receipt of certain non-Foreign Assets Wachovia is to hold for the account of the
Fund pursuant to this Agreement; provided that each subcustodian has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000) and that such subcustodian agrees with Wachovia to comply with all relevant provisions of the
1940 Act and applicable rules and regulations thereunder. Wachovia will be liable for acts or omissions of any subcustodian to the same extent that
Wachovia is liable to the Fund under this Agreement. Wachovia shall employ subcustodians upon receipt of Proper Instructions, but only in accordance with an applicable vote of the Board of the Fund.

     b. When requested, Wachovia shall furnish the Fund with confirmations and a summary of all transfers to or from the account of the Fund during said day.
Where Securities are transferred to the account of the Fund established at a
Securities Depository or Book-Entry System, Wachovia shall also by book-entry or otherwise identify as belonging to the Fund (and a Portfolio) the quantity of
Securities in a fungible bulk of Securities registered in the name of Wachovia
(or its nominee) or shown in Wachovia's account on the books of a Securities
Depository or Book-Entry System. At least monthly and from time to time,
Wachovia shall furnish the Fund with a detailed statement of the Property held for the Fund under this Agreement.

8.   Scope of Responsibilities as Foreign Custody Manager.

     a. Authorization. Subject to the terms and conditions herein, Wachovia is hereby authorized to: (i) place and maintain Foreign Assets on behalf of the
Fund with Eligible Foreign Custodians pursuant to a written contract determined appropriate by Wachovia in accordance with the terms and conditions herein and
(ii) withdraw Foreign Assets from Eligible Foreign Custodians in accordance with the terms and conditions herein.

     b. Selection. Wachovia shall place and maintain Foreign Assets in the care of one or more Eligible Foreign Custodians. In performing its responsibilities to place and maintain Foreign Assets with an Eligible Foreign Custodian,
Wachovia shall determine that the Eligible Foreign Custodian will hold Foreign
Assets in the exercise of reasonable care, based on the

standards applicable to custodians in the jurisdiction or market in which the
Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation:

          (i)  the Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if
               applicable), its methods of keeping custodial records, its security and data protection practices, and its settlement practices;

          (ii) whether the Eligible Foreign Custodian has the financial strength to provide reasonable care for Foreign Assets and to protect
               Foreign Assets against the Eligible Foreign Custodian's
               insolvency;

         (iii) the Eligible Foreign Custodian's general reputation and standing; and

          (iv) whether the Fund will have jurisdiction over, and be able to enforce judgments against, the Eligible Foreign Custodian in the
               United States.

     c. Contracts. Wachovia shall ensure that the Fund's foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with such Eligible Foreign Custodian. Wachovia shall determine that the written contract governing the foreign custody arrangements with each Eligible
Foreign Custodian that Wachovia selects will provide reasonable care for Foreign
Assets held by that Eligible Foreign Custodian based on the standards specified in subparagraph b. above. Each written contract will include terms that provide:

          (i)  for indemnification and/or insurance arrangements that will adequately protect the Fund against the risk of loss of the
               Foreign Assets held in accordance with such contract;

          (ii) that the Foreign Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the
               Eligible Foreign Custodian or its creditors, except a claim for the Eligible Foreign Custodian's services under the contract or, in the case of cash deposits, liens or rights in favor of
               creditors of such Eligible Foreign Custodian arising under bankruptcy, insolvency or similar laws;

         (iii) that beneficial ownership of the Foreign Assets will be freely transferable without the payment of money or value, other than payments for the Eligible Foreign Custodian's services under the contract;

          (iv) that the Eligible Foreign Custodian will maintain adequate records identifying the Foreign Assets held under the contract as belonging to a Portfolio or as being held by a third party for the benefit of a Portfolio;

          (v)  that the Fund's independent public accountants will be given access to those records or confirmation of the contents of those records;

          (vi) that the Fund will receive periodic reports with respect to the safekeeping of the Foreign Assets, including, but not limited to, notification of any transfer of the Foreign Assets to or from the account of a Portfolio or a third party account containing the
               Foreign Assets held for the benefit of a Portfolio; and

         (vii) that the Eligible Foreign Custodian will indemnify and hold harmless Wachovia (or its agent) and the Fund from and against any loss, expense, liability or claim incurred by Wachovia (or its agent) or the Fund to the extent such loss, expense,
               liability or claim arises from the Eligible Foreign Custodian's negligence or willful misconduct.

or, in lieu of any or all of the terms set forth in (i) through (vi) above, such other terms that Wachovia determines will provide, in their entirety, the same or greater level of care and protection for the Foreign Assets as the provisions set forth in (i) through (vi) above in their entirety.

     d. Monitoring. Wachovia will establish and maintain a system to monitor:
(i) the appropriateness of maintaining Foreign Assets with each Eligible Foreign
Custodian; (ii) any Material Change to the Fund's foreign custody arrangements, as defined in paragraph (f) below; and (iii) the performance of the contracts described in subparagraph c. above (the "Monitoring System").

     e. Withdrawing Fund Assets. In the event that a foreign custody arrangement no longer meets the terms and conditions set forth in Rule 17f-5, Wachovia will promptly notify the Fund and will then act in accordance with the Fund's Proper
Instructions with respect to the disposition of the affected Foreign Assets.
Under exigent circumstances, however, Wachovia is authorized to withdraw Foreign
Assets if, after first notifying the Fund, forty-eight (48) hours has passed without receiving a response to the notification from an Authorized Person.

     f. Reporting Requirements. Wachovia shall notify the Board of the placement of Foreign Assets with an Eligible Foreign Custodian and any Material Change in
the Fund's foreign custody arrangements by providing a written report to the
Board at the end of each calendar quarter or at such times as the Fund's directors deem reasonable and appropriate. With respect to a Material Change,
Wachovia shall provide the Board with a written report promptly after the occurrence of the Material Change. "Material Change" includes, but is not limited to: a decision to remove all Foreign Assets from a particular subcustodian; any event that may adversely and materially affect an Eligible
Foreign Custodian's financial or operational strength; Wachovia's inability to perform its duties in accordance with the standard of care under this Paragraph
8; a change in control of an Eligible Foreign Custodian; the failure of an
Eligible Foreign Custodian to comply with the standards in the Guidelines, the terms of Rule 17f-5, its contract governing the Fund's foreign custody arrangements; any material change in any contract governing the Fund's foreign custody arrangements; the failure of Wachovia or a foreign custody arrangement to meet the standards in Rule 17f-5 or the Guidelines; any event that may adversely

                                       10

affect Wachovia's ability to comply with the Guidelines or Rule 17f-5; and a material change in any information provided to the Board regarding Wachovia's expertise in foreign custody issues and risks, Wachovia's use of third party experts to perform its foreign custody responsibilities, the Board's ability to monitor Wachovia's performance, Wachovia's financial strength or its ability to indemnify the Fund.

     g. Provision of Information. Wachovia shall provide to the Fund (or its investment adviser(s)) such information as is specified in Exhibit A hereto, as may be amended from time to time by the parties. The Fund hereby acknowledges that such information is solely designed to inform the Fund of market conditions and procedures, but is not intended to influence the Fund's investment decisions
(or those of its investment adviser(s)). Wachovia will use reasonable care in gathering such information. Wachovia agrees to promptly notify the Fund (or its investment adviser(s)) at the time that Wachovia becomes aware of a material change to the information provided or if Wachovia learns that any information previously provided is incomplete or inaccurate. Wachovia will provide to the
Fund (or its investment adviser(s)) upon reasonable request a written statement as may reasonably be required to document its compliance with the terms of this
Agreement, as well as information regarding the following factors: (i)
Wachovia's expertise in foreign custody issues and risks; (ii) Wachovia's use of third party experts to perform its foreign custody responsibilities; (iii) the
Board's ability to monitor Wachovia's performance; and (iv) Wachovia's financial strength and its ability to indemnify the Fund if necessary. With respect to each Eligible Foreign Custodian employed by the Fund under Paragraph 8.i below,
Wachovia agrees to provide to the Fund (or its investment adviser(s)) any information it possesses regarding Country Risks or the risks associated with placing or maintaining Foreign Assets with the Eligible Foreign Custodian.

     h. Standard of Care as Foreign Custody Manager. In performing its delegated responsibilities as the Fund's Foreign Custody Manager, Wachovia agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of a Portfolio's Foreign Assets under the
1940 Act would exercise. In particular, regardless of whether assets are maintained in the custody of an Eligible Foreign Custodian or an Eligible
Securities Depository, Wachovia shall be liable to the Fund for the acts or omissions of an Eligible Foreign Custodian where that Eligible Foreign Custodian has not acted with reasonable care.

     i. Direction of Eligible Foreign Custodians. The Fund may direct Wachovia to place and maintain Foreign Assets with a particular Eligible Foreign
Custodian. In such event, Wachovia will have no duties under this Paragraph 8 with respect to such arrangement, except those included under Paragraph 8.g and those that it may undertake specifically in writing.

     j. Best Customer. If at any time Wachovia is or becomes a party to an agreement to serve as Foreign Custody Manager to an investment company that provides for either: (i) a standard of care with respect to the selection of
Eligible Foreign Custodians in any jurisdiction higher than that set forth in
Paragraph 8.a., or (ii) a standard of care with respect to exercise of
Wachovia's duties other than that set forth in Paragraph 8.b., Wachovia agrees to notify the Fund of this fact and to raise the applicable standard of care hereunder to the standard specified in such other agreement.

                                       11

     k. Condition Precedent. As a condition precedent to Wachovia's performance under this Paragraph 8, the Fund shall deliver to Wachovia a certificate from the Fund's secretary containing the resolution of the Board regarding the
Board's determination that it is reasonable to rely on Wachovia to perform the responsibilities delegated pursuant to this Agreement to Wachovia as Foreign
Custody Manager of the Fund.

     l. Limitations. Wachovia shall have only such duties as are expressly set forth herein. In no event shall Wachovia be liable for any Country Risks associated with investments in a particular country.

     m. Representations with respect to Rule 17f-5. Wachovia represents to the
Fund that it is a U.S. Bank.

9.   Eligible Securities Depositories: Compliance with Rule 17f-7. Wachovia shall provide an analysis of the custody risks associated with maintaining the
Fund's Foreign Assets with each Eligible Securities Depository prior to the initial placement of the Fund's Foreign Assets at such Depository and at which any Foreign Assets of the Fund are held or are expected to be held. Wachovia shall monitor the custody risks associated with maintaining the Fund's Foreign
Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify the Fund and its advisers of any material changes in such risks. Wachovia shall exercise reasonable care, prudence and diligence in performing the requirements set forth in this Paragraph. Based on the information available to it in the exercise of the foregoing standard of care,
Wachovia shall determine the eligibility under Rule 17f-7 of each Depository before including it on Exhibit B hereto and shall promptly advise the Fund (and its investment adviser(s)) if any Eligible Securities Depository ceases to be eligible and will withdraw the Fund's Foreign Assets from such Depository as soon as reasonably practical. For purposes of this Paragraph 9, the Fund (and its investment adviser(s)) shall be deemed to have considered the Country Risk as is incurred by placing and maintaining Foreign Assets in each country in which each such Eligible Securities Depository operates. Wachovia's responsibilities under this Paragraph 9 shall not include, or be deemed to include, any evaluation of Country Risks associated with investment in a particular country.

10.  Foreign Market Transactions. The Fund agrees that all settlements of
Foreign Assets transactions shall be transacted in accordance with the local laws, customs, market practices and procedures to which Eligible Foreign
Custodians and Eligible Securities Depositories are subject in each Foreign
Market, including, without limitation, delivering Foreign Assets to the purchaser, dealer, or an agent for such purchaser or dealer, with the expectation of receiving later payment for the Foreign Assets from the purchaser, dealer, or agent. Wachovia shall provide a report of settlement practices in Foreign Markets as described in Exhibit A.

11.  Pledge or Encumbrance of Securities or Cash. Except as provided in this
Agreement, Wachovia may not pledge, assign, hypothecate or otherwise encumber
Securities or cash in any Account without the Fund's prior written consent.

12.  Segregated Account. Wachovia shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts for and on behalf of the
Fund, into which account or accounts may be transferred cash and/or Securities, including Securities that Wachovia maintains in an account pursuant to Paragraph
6: (i) in accordance with the provisions of any agreement

                                       12

among the Fund, Wachovia and a broker-dealer registered under the Securities
Exchange Act of 1934 (the "Exchange Act") and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act)
relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading
Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with Fund transactions, (ii) for purposes of segregating cash or government securities in connection with options the Fund purchases, sells or writes or commodity futures contracts or options thereon that the Fund purchases or sells, (iii) for the purposes of the Fund's compliance with the procedures set out in 1940 Act
Release No. 10666, or any subsequent release or releases of the SEC relating to registered investment companies' maintenance of segregated accounts; and (iv)
for other proper corporate purposes, but only, in the case of clause (iv), upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board or of the Executive Committee signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, setting forth the purpose or purposes of the segregated account and declaring the purposes to be proper corporate purposes.

13.  Foreign Exchange.

     a. For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide Wachovia with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, "sufficient immediately available funds" shall mean either (i) sufficient cash denominated in the currency of the
Fund's home jurisdiction to purchase the necessary foreign currency, or (ii)
sufficient applicable foreign currency to settle the transaction. Wachovia shall provide the Fund with immediately available funds, which result from the actual settlement of all sale transactions each day, based upon advices Wachovia receives from the Fund's Eligible Foreign Custodians and Eligible Securities
Depositories. Such funds shall be in the currency of the Fund's home jurisdiction or such other currency as the Fund may specify to Wachovia.

     b. Any foreign exchange transaction Wachovia effects in connection with this Agreement may be entered with Wachovia acting as principal or otherwise through customary banking channels. The Fund may issue standing Proper
Instructions with respect to foreign exchange transactions but Wachovia may establish rules or limitations concerning any foreign exchange facility made available to the Fund. The Fund shall bear all risks of investing in Securities or holding cash denominated in a foreign currency. In particular (and except to the extent that this paragraph is inconsistent with paragraphs 8 or 9), the Fund shall bear the risks that (i) a transfer to, by or for the account of the Fund of Securities or cash held outside the Fund's jurisdiction or denominated in a currency other than its home jurisdiction, or (ii) the conversion of cash from one currency into another, may be prohibited, limited, or be subject to burdens or costs, because of (w) Eligible Securities Depository rules or procedures, (x)
exchange controls, (y) asset freezes, or (z) other laws, rules, regulations or orders. Wachovia shall not be obligated to substitute another currency for a currency (including a currency that is a component of a composite currency unit such as the Euro) whose transferability, convertibility or availability has been affected by such law, regulation, rule or procedure. Wachovia shall not be liable to the Fund of any loss resulting from any of the foregoing events.

                                       13

14.  Lending of Securities.

     a. Promptly after the Fund or its agent lends Securities in the Fund's account, the Fund shall deliver or cause to be delivered to Wachovia a certificate specifying (a) the name of the issuer and the title of the
Securities; (b) the number of shares or principal amount loaned; (c) the date of the loan and delivery; (d) the total amount to be delivered to Wachovia against the loan of the Securities, including the amount of the cash collateral and the premium, if any, separately identified; and (e) the name of the broker-dealer or financial institution to which the loan was made. Wachovia shall not lend
Securities except as the Fund or its agent instructs. Wachovia shall deliver
Securities so designated to the broker-dealer or financial institution to which the loan was made upon the receipt of the total amount designated as to be delivered against the loan of Securities. Wachovia may accept payment in connection with a delivery otherwise than through the Book-Entry System or a
Depository only in the form of a certified or bank cashier's check payable to the order of the Fund or Wachovia drawn on New York Clearing House funds and may deliver Securities in accordance with the customs prevailing among dealers in
Securities.

     b. Promptly after each termination of a loan of Securities, the Fund shall deliver to Wachovia a certificate specifying (a) the name of the issuer and the title of the Securities to be returned; (b) the number of shares or principal amount to be returned; (c) the date of termination; (d) the total amount
Wachovia is to deliver, including the amount of the cash collateral less any offsetting credits as described in the certificate; (e) the name of the broker-dealer or financial institution from which the Securities will be returned; and (f) whether the return is to be effected through the Book-Entry
System or a Depository. Wachovia shall receive all Securities returned from a broker-dealer or other financial institution to which the Securities were loaned, and upon receipt thereof shall pay the total amount payable upon the return of the Securities as set forth in the certificate. Securities returned to
Wachovia shall be held as they were before the loan.

15.  Overdrafts or Indebtedness. If Wachovia in its sole discretion advances funds in any currency hereunder or if there shall arise for whatever reason an overdraft in a Fund (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if the Fund is for any other reason indebted to Wachovia, the Fund agrees to repay Wachovia on demand the amount of the advance, overdraft or indebtedness plus accrued interest at a rate Wachovia ordinarily charges to its institutional custody customers in the relevant currency. To secure repayment of the Fund's and each third party's obligations to Wachovia hereunder, the Fund hereby pledges and grants to Wachovia a continuing lien and security interest in, and right of set off against, all of the Fund's right, title and interest in and to (a) all accounts in the Fund's name and the securities, money and other property now or hereafter held in such accounts (including the proceeds thereof), (b) each account in respect of which, or for whose benefit the advance, overdraft or indebtedness relates and the securities, money and other property now or hereafter held in such account
(including the proceeds thereof), and (c) any other property at any time
Wachovia holds for the account of the Fund. In this regard, Wachovia shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules or regulations then in effect.

                                       14

16.  Use of Domestic Depository or the Book-Entry System.

     a. The Fund shall deliver to Wachovia a certified resolution of the
Directors of the Fund approving, authorizing and instructing Wachovia on a continuous and ongoing basis, until Wachovia actually receives Proper
Instructions to the contrary, (i) to deposit in a Depository or the Book-Entry
System all Securities of the Fund eligible for deposit therein and (ii) to use a
Depository or the Book-Entry System to the extent possible in connection with the performance of its duties hereunder, including without limitation, settlements of the Fund's purchases and sales of Securities, and deliveries and returns of securities collateral in connection with borrowings. Without limiting the generality of this use, it is agreed that the following provisions shall apply thereto:

     b. Securities and any cash of the Fund deposited in a Securities Depository or Book-Entry System or subcustodian will at all times (1) be represented in an account of Wachovia in the Securities Depository or Book-Entry System (the
"Account") and (2) be segregated from any assets and cash Wachovia controls in other than a fiduciary or custodian capacity but may be commingled with other assets held in these capacities. Securities and cash Wachovia deposits in a
Depository or Book-Entry System will be held subject to the rules, terms and conditions of the Depository or Book-Entry System. Securities and cash held through subcustodians shall be held subject to the terms and conditions of
Wachovia's agreements with the subcustodians. Any such intermediary custodian must be obligated to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain the Securities and any cash of the Fund deposited therein corresponding to the Fund's security entitlements. Wachovia shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Depositories, the Book-Entry System, or subcustodians. Wachovia shall not be responsible for Securities or cash until actually received. Wachovia will effect payment for Securities and receive and deliver Securities in accordance with accepted industry practices as set forth in (c) below, unless the Fund has given Wachovia Proper Instructions to the contrary.

     c. Wachovia shall pay for Securities purchased for the account of the Fund upon (i) receipt of advice from the Securities Depository or Book-Entry System that the Securities have been transferred to the Fund, and (ii) the making of an entry on the records of Wachovia to reflect the payment and transfer for the account of the Fund. Upon receipt of Proper Instructions, Wachovia shall transfer Securities sold for the account of the Fund upon (i) receipt of advice from the Securities Depository or Book-Entry System that payment for the
Securities has been transferred to the Account, and (ii) the making of an entry on the records of Wachovia to reflect the transfer and payment for the account of the Fund. Copies of all advices from the Securities Depository or Book-Entry
System of transfers of Securities for the account of the Fund shall identify the
Fund, and Wachovia shall maintain these copies for the Fund and provide them to the Fund at its request.

     d. Wachovia shall provide the Fund with any report Wachovia obtains on the
Securities Depository, Book-Entry System, or intermediary custodian's accounting system, internal accounting controls and procedures for safeguarding Securities deposited in, and on the

                                       15

financial strength of, the Securities Depository, Book-Entry System or intermediary custodian. [note: this is covered in Paragraph 23.]

     e. All books and records Wachovia maintains that relate to the Fund's participation in a Securities Depository or Book-Entry System will at all times during Wachovia's regular business hours be open to the inspection of the Fund's duly authorized employees or agents, and the Fund will be furnished with all information in respect of the services rendered to it as it may require.

     f. Notwithstanding anything to the contrary in this Agreement, Wachovia shall be liable to the Fund for any loss or damage to the Fund resulting from any negligence, misfeasance or misconduct of Wachovia or any of its agents or of any of its or their employees in connection with its or their use of the
Securities Depository or Book-Entry Systems or from failure of Wachovia or any agent to enforce effectively the rights it may have against the Securities
Depository or Book-Entry System; at the election of the Fund on a case by case basis, it shall be entitled to be subrogated to the rights of Wachovia for any claim against the Securities Depository or Book-Entry System or any other person that Wachovia may have as a consequence of any loss or damage if and to the extent that the Fund has not been made whole for any loss or damage.

17.  Instructions Consistent With The Declaration, etc.

     a. Unless otherwise provided in this Agreement, Wachovia shall act only upon Proper Instructions. Wachovia may assume that any Proper Instructions received hereunder are not in any way inconsistent with any provision of the
Declaration or By-Laws of the Fund or any vote or resolution of the Fund's
Trustees, or any committee thereof. Wachovia shall be entitled to rely upon any
Proper Instructions it actually receives pursuant to this Agreement and which it reasonably believes an Authorized Person has given. The Fund agrees that
Wachovia shall incur no liability in acting in good faith upon Proper
Instructions that Wachovia reasonably believes an Authorized Person has given to
Wachovia. The Fund agrees to forward to Wachovia Proper Instructions confirming oral instructions by the close of business of the same day that the oral instructions are given to Wachovia. However, the Fund agrees that where Wachovia does not receive confirming Proper Instructions or receives contrary Proper
Instructions, the validity or enforceability of transactions the oral instructions authorize and which Wachovia carries out shall not be affected.

     b. In accordance with instructions from the Fund, as accepted industry practice requires or as Wachovia may elect in effecting Proper Instructions,
Wachovia shall be deemed to make a loan to the Fund, payable OD demand, bearing interest at a rate it customarily charges for similar loans, when Wachovia advances cash or other Property, arising from the purchase, sale, redemption, transfer or other disposition of Property of the Fund, or in connection with the disbursement of funds to any party, or in payment of fees, expenses, claims or liabilities the Fund owes to Wachovia , or to any other party that has secured judgment in a court of law against the Fund which creates an overdraft in the accounts or over-delivery of Property.

     c. The Fund agrees that test arrangements, authentication methods or other security devices to be used for Proper Instructions which the Fund may give by telephone, telex, TWX,

                                       16

facsimile transmission, bank wire or through an electronic instruction system, shall be processed in accordance with terms and conditions for the use of the arrangements, methods or devices as Wachovia may put into effect and modify from time to time. The Fund shall safeguard any test keys, identification codes or other security devices which Wachovia makes available to the Fund and agrees that the Fund shall be responsible for any loss, liability or damage Wachovia or the Fund incurs as a result of Wachovia's acting in accordance with instructions from any unauthorized person using the proper security device unless the loss, liability or damage was incurred as a result of Wachovia's negligence or willful misconduct. Wachovia may, but is not obligated to, electronically record any instructions given by telephone and any other telephone discussions about the
Account.

18.  Transactions Not Requiring Instructions. Wachovia is authorized to take the following action without Instructions:

     a. Collection of Income and Other Payments. Wachovia shall:

          (i) collect and receive on a timely basis for the account of the Fund, all income and other payments and distributions, including (without limitation)
stock dividends, rights, warrants and similar items, included or to be included in the Property of the Fund, and promptly advise the Fund of the receipt and shall credit the income, as collected, to the Fund. Without limiting the generality of the foregoing, Wachovia shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on Securities held hereunder. Income due the Fund on Securities loaned pursuant to the provisions of Paragraph 16 shall be the responsibility of the Fund. Wachovia will have no duty or responsibility in connection therewith, other than to provide the Fund with information or data as may be necessary to assist the Fund in arranging for the timely delivery to
Wachovia of the income to which the Fund is properly entitled. From time to time, Wachovia may elect, but shall not be so obligated, to credit the Account with interest, dividends or principal payments on payable or contractual settlement date, in anticipation of receiving the same from a payor, central depository, broker or other agent the Fund or Wachovia employs. Any such crediting and posting shall be at the Fund's sole risk, and Wachovia shall be authorized to reverse any advance posting in the event Wachovia does not receive good funds from any payor, central depository, broker or agent of the Fund;

          (ii) endorse and deposit for collection in the name of the Fund, checks, drafts, or other orders for the payment of money on the same day as received;

          (iii) receive and hold for the account of the Fund all Securities the
Fund receives as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any Securities of the Fund Wachovia holds hereunder;

          (iv) present for payment and collect the amount payable upon all
Securities which may mature or be called, redeemed or retired, or otherwise become payable on the date the Securities become payable;

          (v) take any action which may be necessary and proper in connection with the

                                       17

collection and receipt of the income and other payments and the endorsement for collection of checks, drafts and other negotiable instruments;

          (vi) effect an exchange of the shares where the par value of stock is changed, and to surrender Securities at maturity or when advised of an earlier call for redemption or when Securities otherwise become available, against payment therefore in accordance with accepted industry practice. The Fund understands that Wachovia subscribes to one or more nationally recognized services that provide information on calls for redemption of bonds or other corporate actions. Wachovia shall transmit promptly to the Fund written information with respect to materials received by Wachovia (or its agent) via
Eligible Foreign Custodians from issuers of the foreign securities being held for the Fund (such as pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect to tender or exchange offers on foreign securities, Wachovia shall transmit promptly to the
Fund written information with respect to materials so received by Wachovia from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. Wachovia will use reasonable care in facilitating the exercise of voting and other shareholder rights by the Fund, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The
Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Fund to exercise shareholder rights.
Subject to the foregoing acknowledgement and the standard of care to which
Wachovia is held under this Agreement, Wachovia shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Fund at any time held by it unless Wachovia receives Proper Instructions from the Fund with regard to the exercise of any such right or power at least two New York business days before the date on which Wachovia is to take action to exercise such right or power.

          Wachovia shall have no duty to notify the Fund of any rights, duties, limitations, conditions or other information set forth in any Security
(including mandatory or optional put, call and similar provisions), but Wachovia shall forward to the Fund any notices or other documents subsequently received in regard to any security. When fractional shares of stock of a declaring corporation are received as a stock distribution, unless specifically instructed to the contrary in writing, Wachovia is authorized to sell the fraction received and credit the Fund's account. Unless specifically instructed to the contrary in writing, Wachovia is authorized to exchange Securities in bearer form for
Securities in registered form. If the Fund owns Property that is registered in the name of a nominee of Wachovia and the issuer of any such Property calls the
Property for partial redemption, Wachovia is authorized to allot the called portion to the beneficial holders of the Property in a manner it deems fair and equitable in its sole discretion;

          (vii) forward to the Fund copies of all information or documents that it may receive from an issuer of Securities which, in the opinion of Wachovia, are intended for the Fund as the beneficial owner of Securities; and

          (viii) execute, as Wachovia, any certificates of ownership, affidavits, declarations or other certificates for all foreign governments, federal and state tax purposes in connection with the collection or receipt of income, bond and note coupons, or other payments from Securities or in connection with transfers of Securities.

                                       18

     b. Miscellaneous Transactions. Wachovia is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefore in the following cases:

          (i) for examination by a broker selling for the Account of the Fund in accordance with street delivery custom;

          (ii) for the exchange of interim receipts or temporary Securities for definitive securities; and

          (iii) for transfer of Securities into the name of the Fund or Wachovia or a nominee of either, or to the issuer thereof for exchange of Securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any case, the new
Securities are to be delivered to Wachovia.

19.  Transactions Requiring Instructions. In addition to the actions requiring
Proper Instructions set forth in this Agreement, upon receipt of Proper
Instructions and not otherwise, Wachovia, directly or through the use of a
Depository or the Book-Entry System, shall:

     a. Execute and deliver to the persons as may be designated in Proper
Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any Securities may be exercised;

     b. Deliver any Securities held for the Fund against receipt of other
Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

     c. Deliver any Securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, against receipt of certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence delivery;

     d. Make transfers or exchanges of the assets of the Fund and take such other steps as shall be stated in the instructions to effectuate any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

     e. Release Securities belonging to the Fund to any bank or trust company for the purpose of pledge or hypothecation to secure any loan the Fund incurs;
provided, however, that securities shall be released only upon payment to
Wachovia of the monies borrowed or upon receipt of adequate collateral as the
Fund and Wachovia agree, which may be in cash or obligations issued by the U.S.
government, its agencies, or instrumentalities, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose;
and pay the loan upon

                                       19

redelivery to it of the securities pledged or hypothecated therefore and upon surrender of the note or notes evidencing the loan;

     f. Deliver Securities in accordance with the provisions of any agreement among the Fund, Wachovia and a broker-dealer registered under the Exchange Act and a member of the NASD relating to compliance with the rules of The Options
Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with Fund transactions;

     g. Deliver Securities in accordance with the provisions of any agreement among the Fund, Wachovia and a Futures Commission Merchant registered under the
Commodity Exchange Act, relating to compliance with the rules of the Commodity
Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with
Fund transactions;

     h. Surrender, in connection with their exercise, warrants, rights or similar Securities: provided that in each case, the new Securities and cash, if any, are to be delivered to Wachovia;

     i. Deliver Securities upon receipt of payment for any repurchase agreement the Fund enters into;

     j. Deliver Securities pursuant to any other proper corporate purpose, but only upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board of Trustees or of the Executive Committee signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, specifying the Securities to be delivered, setting forth the purpose for which the delivery is to be made, declaring the purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of the Securities shall be made; and

     k. Deliver Securities held for the Fund pursuant to separate security lending agreements concerning the lending of the Fund's Securities into which the Fund may enter, from time to time.

20.  Purchase and Sale of Securities.

     a. Promptly after the investment adviser (or any sub-adviser) purchases
Securities, the Fund shall deliver to Wachovia (as custodian) Proper
Instructions specifying for each purchase: (a) the name of the issuer and the title of the Securities, (b) the number of shares or the principal amount purchased and accrued interest, if any, (c) the dates of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon the purchase, (f) the name of the person from whom or the broker through whom the purchase was made and (g) if applicable, the Portfolio of the Fund for which the purchase was made. Wachovia shall upon receipt of Securities purchased by or for the Fund pay out of the monies held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in Proper Instructions.

     b. Promptly after the investment adviser (or any sub-adviser) sells
Securities, the

                                       20

Fund shall deliver to Wachovia (as Custodian) Proper Instructions, specifying for each sale: (a) the name of the issuer and the title of the security, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the dates of sale and settlement, (d) the sale price per unit, (e) the total amount payable to the Fund upon sale, (f) the name of the broker through whom or the person to whom the sale was made and (g) if applicable, the Portfolio of the
Fund for which the sale was made. Wachovia shall deliver the Securities upon receipt of the total amount payable to the Fund upon sale, provided that the same conforms to the total amount payable as set forth in Proper Instructions.
Subject to the foregoing, Wachovia may accept payment in any form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

     c. The Fund understands that when Wachovia is instructed to deliver
Securities against payment, delivery of the Securities and receipt of payment therefore may not be completed simultaneously. The Fund assumes full responsibility for all credit risks involved in connection with Wachovia's delivery of Securities pursuant to instructions of the Fund.

     d. Upon the Fund's Proper Instructions, Wachovia shall purchase or sell
Securities and is authorized to use any broker or agent in connection with these transactions, but shall use affiliates of Wachovia only as the Fund directs.
Wachovia shall not be liable for the acts or omissions of any broker or agent
(except an affiliate of Wachovia). Upon the Fund's Proper Instructions (which may include standing instructions), Wachovia shall also invest cash balances in certificates of deposit, savings accounts or other similar instruments Wachovia issues or in money market or other mutual funds for which Wachovia or an affiliate may serve as investment adviser, administrator, custodian, shareholder servicing agent, or other capacity notwithstanding that Wachovia or its affiliate collects fees from these mutual funds for providing the services.

     e. Except as otherwise provided by law, a cash account (including subdivisions of accounts maintained in different currencies) shall constitute one single and indivisible Account. Consequently, Wachovia has the right, among others, to transfer the balance of any subaccount of a cash account to any other subaccount at any time and without prior notice.

     f. (i) For puts and calls traded on securities exchanges, Nasdaq, or over-the-counter, Wachovia shall take action as to put options and call options the Fund purchases or sells (writes) regarding escrow or other arrangements in accordance with the provisions of any agreement entered into upon receipt of
Proper Instructions among Wachovia , any broker-dealer that is a member of the
NASD, and, if necessary, the Fund, relating to compliance with rules of the
Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations.

     (ii) Unless another agreement requires it to do so, Wachovia shall be under no obligation or duty to see that the Fund has deposited or is maintaining adequate margin, if required, with any broker in connection with any option, nor shall Wachovia be under any obligation or duty to present the option to the broker for exercise unless it receives Proper Instructions from the Fund.
Wachovia shall have no responsibility for the legality of any put or call option sold on the Fund's behalf, the propriety of any purchase or sale, or the adequacy of any collateral delivered to a broker in connection with an option or deposited to or withdrawn from any account. Wachovia specifically, but not by way of limitation, shall not be under any

                                       21

obligation or duty to: (x) periodically check with or notify the Fund that the amount of collateral a broker holds is sufficient to protect the broker or the
Fund against any loss; (y) effect the return of any collateral delivered to a broker; or (z) advise the Fund that any option it holds has expired or is about to expire, subject to the requirement of Paragraph 5(b) to promptly transmit notices. These obligations and duties shall be the Fund's sole responsibility.

     (iii) For puts, calls, and futures traded on commodities exchanges,
Wachovia shall take action as to put options and call options the Fund purchases or sells (writes) regarding escrow or other arrangements in accordance with the provisions of any agreement entered into upon receipt of Proper Instructions among Wachovia, any futures commission merchant registered under the Commodity
Exchange Act, and the Fund, relating to compliance with rules of the Commodity
Futures Trading Commission and/or any Contract Market, or of any similar organization or organizations, regarding account deposits for the Fund's transactions.

     (iv) Wachovia's responsibility as to futures, puts, and calls traded on commodities exchanges, any futures commission merchant account, and any account of the Fund shall be limited as set forth in subparagraph (f)(ii) of this
Paragraph 20 as if the subparagraph referred to futures commission merchants rather than brokers, and futures and puts and calls thereon instead of options.

21.  Records. The books and records pertaining to the Fund that are in the possession of Wachovia shall be the property of the Fund. Wachovia shall prepare and maintain these books and records as the 1940 Act and other applicable federal securities laws and rules and regulations require. The Fund or the
Fund's authorized representatives shall have access to Wachovia's books and records pertaining to the Fund at all times during Wachovia's normal business hours, and Wachovia shall surrender these books and records to the Fund promptly upon request. Upon reasonable request of the Fund, Wachovia shall provide copies of any books and records to the Fund or the Fund's authorized representative at the Fund's expense.

22.  Cooperation with Accountants. Wachovia shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to the accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the
Fund's Form N-2, Form N-SAR, and other reports to the SEC and for any other requirement of the SEC.

23.  Reports to Fund by Independent Public Accountants. Wachovia shall provide the Fund, at such times as the Fund may reasonably require, with reports from
Wachovia's independent public accountants on the accounting system, internal accounting controls and procedures for safeguarding Securities, futures contracts and options on futures contracts, including Securities deposited and/or maintained in a Securities Depository or Book-Entry System, relating to the services Wachovia provides under this Agreement. These reports shall be of sufficient scope and in sufficient detail as the Fund may reasonably require to provide reasonable assurance that the examination would disclose any material inadequacies and, if there are no material inadequacies, the reports shall so state.

                                       22

24.  Confidentiality. Wachovia agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Fund all records and other information related to the Fund and its prior, present or potential
Shareholders, and to the investment adviser and its prior, present or potential customers, and not to use these records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to the Fund, which notification shall include any exposure that Wachovia may have to civil or criminal contempt proceedings for failure to comply and the timing related thereto, and the Fund's written approval. The Fund shall not unreasonably withhold this approval, and may not withhold its approval where Wachovia may be exposed to civil or criminal contempt proceedings for failure to comply, when duly constituted authorities request Wachovia to divulge this information, or when the Fund so requests, provided that the Fund shall have the right to intervene to attempt to postpone or avoid disclosure of such information to such duly constituted authorities so long as such intervention does not result in Wachovia becoming subject to such contempt proceedings.
Nothing contained herein, however, shall prohibit Wachovia from advertising or soliciting the public generally for other products or services, regardless of whether the advertisement or solicitation may include prior, present or potential shareholders of the Fund.

25.  Equipment.

     a. Wachovia represents and warrants that each and every commercial and noncommercial hardware, software, and firmware used with any services provided under this Agreement shall, at no additional costs to the Fund, be able to store and process accurately any and all date and date-related data (including, but not limited to processing leap year calculations and processing any other dates with unique digit arrangements such as, by way of example, 9/9/99). These representations and warranties shall be in effect so long as Wachovia provides the services under this Agreement for the Fund's benefit.

     b. Wachovia shall notify the Fund of any errors, omissions or interruptions in, or delay or unavailability of Wachovia's ability to safeguard and hold
Securities and cash in accordance with this Agreement as promptly as practicable, and proceed to correct the same as soon as is reasonably possible at no less or additional expense to the Fund.

     c. In the event of equipment failures beyond Wachovia's control, Wachovia shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall not have liability with respect thereto.
Wachovia shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for back-up emergency use of electronic data processing equipment to the extent appropriate equipment is available.

26.  Right to Receive Advice.

     a. If Wachovia shall be in doubt as to any action it may take or omit to take, it may request, and shall receive, from the Fund clarification or advice.
If Wachovia shall be in doubt as to any question of law involved in any action it may take or omit to take, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund or Wachovia, at the option of Wachovia). If Wachovia receives conflicting advice from the Fund and from counsel of its choosing, Wachovia shall be entitled to rely on and follow the advice of its

                                       23

counsel, and shall be fully protected for anything it does or omits to do in good faith in conformity with this advice.

     b. Wachovia shall be protected in any action or inaction which it takes or omits to take in reliance on any directions or advice received pursuant to subparagraph (a) of this Paragraph 26 which Wachovia, after receipt of any directions or advice, in good faith believes to be consistent with these directions or advice. However, nothing in this Paragraph shall be construed as imposing upon Wachovia any obligation (i) to seek directions or advice, or (ii)
to act in accordance with directions or advice when received, unless, under the terms or another provision of this Agreement, the same is a condition to
Wachovia's properly taking or omitting to take action. Nothing in this subparagraph shall excuse Wachovia when an action or omission on the part of
Wachovia constitutes willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

27.  Compensation.

     As compensation for the services described in this Agreement that Wachovia shall provide during the term of this Agreement, the Fund will pay to Wachovia
(a) monthly fees as outlined in Attachment A, and (b) out-of-pocket expenses, including but not limited to all costs associated with the conversion of the
Fund's Securities to Wachovia's systems hereunder and the transfer of Securities and records kept in connection with this Agreement, reimbursement of any taxes or other charges which may be imposed upon the Fund or its income and fees, or on Wachovia in connection with any acquisition, holding, sale, transfer, delivery, or receipt of Securities or cash under this Custody Agreement (other than income or other taxes imposed upon Wachovia in connection with its provision of the custodial services contemplated hereunder); and expenses of third parties providing services to the Fund (other than services of third parties as are already compensated as described in this Agreement), including the services of legal counsel (other than as described in Paragraph 26) and independent accountants, appraisers, and brokers. These fees and charges will be payable quarterly in arrears.

     If the Fund invests in shares of registered investment companies to which
Wachovia or Wachovia's affiliates provide investment advisory or other services for compensation (as described in a prospectus you will receive before any investment), Wachovia or Wachovia's affiliates will retain this compensation in addition to all fees you pay under this Agreement.

28.  Representations.

     a. The Fund hereby represents to Wachovia that (i) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the
Fund prohibits the Fund's execution or performance under this Agreement.
Wachovia hereby represents to the Fund that (i) it is a U.S. bank with the full power to carry on its businesses as now conducted, and to enter into this
Agreement and to perform its obligations hereunder; and (ii) this Agreement has been duly authorized, executed and delivered by Wachovia, constitutes a valid and legally binding obligation of Wachovia enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on
Wachovia prohibits Wachovia's execution or performance of this

                                       24

Agreement; and (iii) Wachovia has established, and agrees to maintain during the term of this Agreement, the Monitoring System.

     b. Wachovia hereby represents and warrants that each and every commercial and noncommercial hardware, software, firmware, mechanical, or electrical product ("Products") used, created, assembled, manufactured, developed, or modified in connection with any goods or services offered or provided under this
Agreement shall, at no additional costs to the Fund, be able to store and process accurately any and data reflected in the currency unit of the European
Monetary Union, the Euro, and related to the Euro (including, but not limited to, calculating, comparing, storing, processing, recording, valuing, recognizing, validating, presenting and sequencing). The Fund may, at no additional cost, require Wachovia to demonstrate compliance and/or compliance techniques and test procedures it intends to follow or evidence of compliance by
Wachovia and relevant third party vendors, consistent with the Euro related representations, warranties and obligations contained herein. These representations and warranties shall be in effect so long as the service(s) or
Product(s) provided under this Agreement are used by Wachovia or provided by
Wachovia for the benefit of the Fund.

     c. Wachovia will use all financially reasonable means to assure business continuity for the company and its clients. However, the foregoing does not constitute a representation or warranty that certain events will not affect
Wachovia systems or that Wachovia can achieve specific recovery times in the event of a disruption. Wachovia will deliver a copy of its Business Continuity
Overview for Wachovia Customers on each anniversary date of this Agreement or upon the request of the Fund.

     d. Wachovia hereby represents and warrants to the Fund that it has, and at all times during the term of this Agreement will have, the qualifications prescribed in Section 26(a)(l) of the 1940 Act.

29.  Performance of Duties and Standard of Care.

     a. Except as stated in Paragraphs 8 and 9 of this Agreement, in the performance of its duties hereunder, Wachovia shall be obligated to exercise due care and diligence and act in good faith to ensure the accuracy and completeness of all services performed under this Agreement.

     b. Wachovia shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as Wachovia may specifically agree to in writing.

     c. Wachovia may enter into subcontracts, agreements and understandings with affiliates, whenever and on any terms and conditions, as it deems necessary or appropriate to perform its services under this Agreement, consistent with the
1940 Act and other applicable law. No subcontract, agreement or understanding shall discharge Wachovia from its obligations under this Agreement.

     d. Wachovia shall not be obligated to execute any of the Fund's Proper
Instructions if Wachovia believes that to do so will or may contravene any law or regulation, any relevant market practice, or Wachovia's general practice in performing custody services. The Fund

                                       25

hereby agrees to hold Wachovia harmless from loss, claims, liability or expense asserted against Wachovia as a result of any contravention undertaken at the
Fund's request.

     e. Except as stated in Paragraphs 8 and 9 of this Agreement, Wachovia shall be responsible for its own negligent failure or that of any subcustodian it shall appoint to perform its duties under this Agreement but to the extent that duties, obligations and responsibilities are not expressly set forth in this
Agreement, Wachovia shall not be liable for any act or commission that does not constitute willful misfeasance, bad faith, or negligence on the part of Wachovia or any subcustodian it appoints or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Wachovia in connection with its duties under this Agreement, so long as and to the extent it is in the exercise of reasonable care, shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any advice, direction, notice or other instrument which conforms to the applicable requirements of this
Agreement, if any, and which Wachovia reasonably believes to be genuine, (ii)
the validity of the issue of any Securities the Fund purchases or sells, the legality of the purchase or sale thereof or the propriety of the amount paid or received therefore, (iii) the legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefore, (iv) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefore,
(v) the legality of the declaration or payment of any dividend or distribution on Shares, or (vi) delays or errors or loss of data occurring by reason of circumstances beyond Wachovia's control, including acts of civil or military authority, acts of terrorism, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Paragraph 25), flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mail, transportation systems, communication systems or power supply.

     f. The Fund assumes full responsibility for insuring that the contents of each Registration Statement of the Fund complies with all applicable requirements of the 1933 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

30.  Indemnification. The Fund, as sole owner of the Property, agrees to indemnify and hold harmless Wachovia and its nominees from all taxes, charges, assessments, claims, and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time)
and expenses, including (without limitation) attorney's fees and disbursements, arising directly or indirectly from any action or thing which Wachovia takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund given in accordance with the terms of this
Agreement, or (ii) upon Proper Instructions; provided, however, that neither
Wachovia nor any of its nominees or subcustodian shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to this liability) arising out of (x) Wachovia's or its nominee's or subcustodian's own willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement or any agreement between Wachovia and any nominee or subcustodian or (y) Wachovia's own negligent failure to perform its duties under this Agreement. Wachovia similarly agrees to indemnify and hold harmless the
Fund from all liabilities and expenses arising directly or indirectly from
Wachovia's or its nominee's or sub-custodian's willful misfeasance, bad faith, negligence or reckless disregard in performing its duties under this Agreement or from Wachovia's own negligent failure to perform its duties

                                       26

under this Agreement. If Wachovia advances any cash for any purpose resulting from Proper Instructions, or if Wachovia or its nominee or subcustodian shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except as may arise from its or its nominee's or subcustodian's own negligent action, negligent failure to act, willful misconduct, bad faith, or reckless disregard of its duties under this Agreement or any agreement between Wachovia and any nominee or subcustodian, the Fund shall promptly reimburse Wachovia for the advance of cash or taxes, charges, expenses, assessments, claims or liabilities.

31.  Effective Period; Termination and Amendment. This Agreement shall become effective as of its execution and shall continue in full force and effect until terminated as hereinafter provided. The parties may mutually agree to amend this
Agreement at any time. Either party may terminate this Agreement by an instrument in writing delivered or mailed, postage prepaid to the other party, the termination to take effect not sooner than sixty (60) days after the date of delivery or mailing; provided, however, that Wachovia shall not act under
Paragraph 16 in the absence of receipt of an initial certificate of the
Secretary or an Assistant Secretary that the Board of the Fund has approved the initial use of a particular Securities Depository or Book-Entry System and the
receipt of an annual certificate of the Secretary or an Assistant Secretary that the Board has reviewed the Fund's use of the Securities Depository and/or
Book-Entry System, as Rule 17f-4 under the 1940 Act requires, nor shall Wachovia act under Paragraph 8 in the absence of receipt of a certificate from the Fund's secretary containing the resolution of the Board regarding the Board's determination that it is reasonable to rely on Wachovia to perform the responsibilities delegated pursuant to this Agreement to Wachovia as Foreign
Custody Manager of the Fund, provided further, however, that the Fund shall not amend or terminate this Agreement in contravention of any applicable federal or state regulations, or any provision of the Articles of Incorporation, and further provided, that the Fund may at any time by action of its Board (i)
substitute another bank or trust company for Wachovia by giving notice as described above to Wachovia or (ii) immediately terminate this Agreement in the event the Comptroller of the Currency appoints a conservator or receiver for
Wachovia or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Upon termination of the Agreement, the Fund shall pay to Wachovia all compensation as may be due as of the date of termination and shall likewise reimburse Wachovia for its costs, expenses and disbursements.

32.  Successor Custodian. If the Board shall appoint a successor custodian,
Wachovia shall, upon termination, deliver to the successor custodian at the office of the custodian, duly endorsed and in the form for transfer, all
Securities it then holds under this Agreement and shall transfer to an account of the successor custodian all of the Fund's Securities held in a Securities
Depository, Book-Entry System, Eligible Securities Depository, or Eligible
Foreign Custodian. If the Fund does not deliver to Wachovia a written order designating a successor custodian or certified copy of a vote of the Board on or before the date when the termination shall become effective, Wachovia shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, doing business in New York, New York, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all Securities, monies, and other Property Wachovia holds and all instruments Wachovia holds relative thereto and all other Property it holds under this Agreement and to transfer to an account of the successor custodian all of the Fund's Securities held in any

                                       27

Securities Depository, Book-Entry System, Eligible Securities Depository, or
Eligible Foreign Custodian. Thereafter, that bank or trust company shall be the successor of Wachovia under this Agreement. If Property of the Fund remains in the possession of Wachovia after the date of termination of this Agreement owing to the Fund's failure to procure the certified copy of the vote referred to or of the Board to appoint a successor custodian, Wachovia shall be entitled to fair compensation for its services during the period Wachovia retains possession of the Property and the provisions of this Agreement relating to the duties and obligations of Wachovia shall remain in full force and effect.

33.  Notices. All notices and other communications ("Notice" or "Notices" in this Paragraph) hereunder shall be in writing and shall first be sent by telegram, cable, telex, or facsimile sending device, and thereafter by overnight mail for delivery on the next business day. Notices shall be addressed (a) if to
Wachovia, at Wachovia's address, 123 S Broad Street, PA4942, Philadelphia, PA
19109; (b) if to the Fund, at the address of the Fund; 10801 Mastin Boulevard,
Suite 222, Overland Park, KS 66210 or (c) if to neither of the foregoing, at another address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given two days after it is sent, of if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. The sender shall pay all postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice.

34.  Further Actions. Each party agrees to perform further acts and execute further documents as are necessary to effectuate the purposes of this Agreement.

35.  Additional Portfolios. In the event that the Fund establishes one or more portfolios of a Fund in addition to the Portfolios listed on Attachment C, for which it desires Wachovia to render services as custodian under the terms hereof, it shall so notify Wachovia in writing, and if the Custodian agrees in writing to provide these services, the portfolios shall become a Portfolio hereunder.

36.  Miscellaneous. This Agreement embodies the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the parties hereto. The captions in this
Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together, constitute only one instrument. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law. If a court decision, statute, rule or otherwise holds or invalidates any provision of this Agreement, the remainder of this Agreement shall not be affected. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective

                                       28

successors. The Fund's Articles of Incorporation are on file with the Secretary of State of the State of Maryland. The Fund's officers have executed this
Agreement on behalf of the Fund as officers and not individually and the obligations this Agreement imposes upon the Fund are not binding upon any of the
Fund's Directors, officers or shareholders individually but are binding only upon the assets and Property of the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused their officers designated below to execute this Agreement as of the day and year first above written.

Attest:/s/                             By:  /s/ Terry Matlack
                                          --------------------------------------
                                       Name:  Terry Matlack
                                       Title:  CFO

Attest:/s/                             By:  /s/ Paul Rucci
                                          --------------------------------------
                                       Name:  Paul Rucci
                                       Title:  Vice President

                                       29

ATTACHMENT A

Fees

                       Wachovia Bank, National Association
                            Tortoise Capital Advisors

Custody Administrative Fees:
Domestic
     .40 basis points on average daily market value
Canadian
     1.5 basis points on average daily market value

Transaction Fees:

     $4.00 per transaction through Depository Trust Company.

     $10.00 per transaction through Federal Reserve.

     $30.00 per transaction for GIC contracts / Physical Securities

     $15.00 per option contract.

     $4.00 per paydown on mortgage backed securities.

     $5.50 per Fed wire charge on Repurchase Agreement collateral in / out.

     $5.50 per incoming wire transfers.

     $7.50 per outgoing wire transfers.

     $5.50 per dividend reinvestment.

     $8.00 per futures contracts.

     $18.70 per Canadian trade.

                                       30

Wachovia Bank, National Association      Tortoise Capital Advisors

By:      /s/ Paul Rucci                  By:     /s/ Terry Matlack
    -------------------------------         -------------------------------
         Paul Rucci

Title:   Vice President                  Title:  Managing Director
       ----------------------------            ----------------------------

Date:    10/25/2005                      Date:   10/25/05
       ----------------------------            ----------------------------

                                       31

Attachment B

Authorized Persons

H. Kevin Birzer

Terry Matlack

David J. Schulte

Kenneth P. Malvey

Zachary A. Hamel

Brent Behrens

Brad Adams

Connie Savage

ATTACHMENT C

Portfolios of the Fund

TORTOISE NORTH AMERICAN ENERGY CORP

                                       32

Exhibit A
                       Provision of Additional Information

For purposes of Paragraph 8 of the Agreement, the Fund (or its investment adviser(s)) shall be deemed to have considered the Country Risk as is incurred by placing and maintaining Foreign Assets in each country for which Wachovia is serving as Foreign Custody Manager of the Fund. To aid the Fund (and its
investment adviser(s)) in monitoring Country Risk, however, Wachovia shall provide the Fund (or its investment adviser(s)) the following information with respect to the foreign countries of Eligible Foreign Custodians that Wachovia selects pursuant to Paragraph 8.b of the Agreement: (a) opinions of local counsel or reports concerning whether applicable foreign law would restrict the access afforded to the Fund's independent public accountants to books and records kept by an Eligible Foreign Custodian located in that country; whether applicable foreign law would restrict the Fund's ability to recover its Foreign
Assets and cash in the event of the bankruptcy of an Eligible Foreign Custodian located in that country; whether applicable foreign law would restrict the
Fund's ability to recover Foreign Assets that are lost while under the control of an Eligible Foreign Custodian located in the country; and (b) periodic market reports with respect to securities settlement and registration, taxation, and depositories (including depository evaluation), if any.

Wachovia will also periodically provide the Fund (or its investment adviser(s))
the following information relating to Country Risk with respect to the foreign countries of Eligible Foreign Custodians that Wachovia selects pursuant to
Paragraph 8.b of the Agreement, or eligible securities depositories pursuant to
Paragraph 9, as Wachovia receives this information: (y) written information concerning each foreign country's practices with regard to expropriation, nationalization, freezes, or confiscation of financial assets; or whether difficulties in converting the Fund's cash and cash equivalents to U.S. dollars are reasonably foreseeable; (z) market reports with respect to each foreign country's securities regulatory environment, foreign ownership restrictions, or foreign exchange practices. The Fund hereby acknowledges that: (i) this information is solely designed to inform the Fund (or its investment adviser(s))
of market conditions and procedures and is not intended to be considered comprehensive or as a recommendation to invest or not invest in particular markets; and (ii) Wachovia is not the primary source of the information and has gathered the information from sources it considers reliable, but that Wachovia shall have no responsibility for inaccuracies or incomplete information.

To aid the Fund or its delegate in its consideration of Country Risks, Wachovia shall furnish the Fund annually and prior to the initial placing of Foreign
Assets into a country, the following information:

(i) securities settlement and registration, (ii) taxation, and (iii) compulsory depositories.

Wachovia shall furnish additional information customarily provided to other investment companies registered under the Investment Company Act of 1940 for which Wachovia provides foreign custody services.

Wachovia shall furnish additional information regarding Country Risks as the
Fund may reasonably request from time to time.

                                       33

                                    Exhibit B

                    List of Eligible Securities Depositories

Canada:               Royal Bank of Canada
                      BIC:  ROYCCAT2
                      A/C:  J.P. Morgan Chase, London
                      BIC:  CHASGB2L
                      F/F/C; Wachovia Tortoise North American Energy Corporation

                                       34

                                    Exhibit C
                             List of Foreign Markets

Canada

                                       35